Exhibit 99.1

River Valley Bancorp
Announces Substantially Higher Earnings for the Fourth Quarter 2006,
and Modestly Lower Results for the Fiscal Year
Ended December 31, 2006

For Immediate Release
Tuesday, January 16, 2007

Madison, Indiana - January 16, 2007- River Valley Bancorp (NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced earnings for the fourth quarter and fiscal year ended December 31, 2006.

For the fourth quarter ended December 31, 2006, the Corporation reported net income of $566,000 or $0.35 per basic share. This compared to net income of $365,000 or $0.23 per basic share for the quarter ended December 31, 2005. The earnings increase for the fourth quarter of 2006 was approximately $201,000, or a 55.1% increase over the same period in 2005. This increase reflected higher net interest income from higher dollar balances of earning assets, including improved yields on investments, and a substantial reduction in operating expenses, in part associated with lower mortgage servicing charges and tax liabilities. For the fourth quarter 2006, the return on average assets was 0.67%, while the average return on equity was 9.38%.

Net income for the fiscal year ended December 31, 2006 was $1,945,000. Earnings per basic share for fiscal 2006 were $1.21. This compares to net income for fiscal 2005 of $2,086,000, or $1.32 per basic share. The earnings for 2006 reflect approximately a $141,000 decrease from that recorded for 2005. The return on average assets for fiscal 2006 was 0.59%; the return on average equity was 8.27%. For fiscal 2005 those numbers were 0.63% and 9.06% respectively.

Assets totaled $342.2 million as of December 31, 2006, an increase of 4.1% from $328.7 million recorded as of December 31, 2005. Net loans, including loans held for sale, were $241.9 million as of December 31, 2006, an increase of $12.2 million from that reported as of December 31, 2005. Deposits totaled $220.2 million as of December 31, 2006 an increase of $13.5 million, or 6.5%, from the $206.7 million as of year end 2005.

As of December 31, 2006, total delinquency, as defined as delinquent 30 days or more, stood at 0.77%. This percentage as of December 31, 2005 was 1.46%, and was 1.99% for the same period in 2004.

Stockholder’s equity as of December 31, 2006 was $24.1 million, or 7.1% as expressed as a percentage of assets. Book value of River Valley Bancorp stock was $14.90 as of December 31, 2006, compared to $14.42 at December 31, 2005.

“We are very pleased to be ending fiscal 2006 on a significant up-swing that not only represents substantial improvement over a year ago, but also represents the best financial performance of any quarter in 2006 ”, stated Matthew P. Forrester, president of River Valley Bancorp. “As most community banks can attest, the national interest rate environment has not been kind over the past several years. While interest rate margins continue to be compressed, and their impact on earnings for the fiscal year was undeniable, appropriate growth and timely modifications to the balance sheet are yielding real improvements to the income statement. As we have said previously, we feel that this quarter signifies continued improvement in the earnings potential of the organization”.

For the fiscal year, the Corporation’s stock traded in a range of $17.60 to $20.25. The stock closed on December 31, 2006 at $18.05.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949